EXHIBIT 11.1

                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE

                                         Three Months Ended Nine Months Ended
                                          September 30,      September 30,
                                           ---------------------------------
                                             1996    1995    1996    1995
                                            ------  ------  ------  ------
Income (loss) before extraordinary
  charge for primary earnings per share   $ 20,749 $(112,166) $ 62,983 $(88,877)
Extraordinary charge on debt
  refinancing, net of taxes                      -         -         -    2,998
                                           -------   -------   -------  -------
NET INCOME (LOSS) FOR PRIMARY
EARNINGS  PER  SHARE                      $ 20,749 $(112,166) $ 62,983 $(91,875)
                                           =======   =======   =======  =======
Interest on convertible debentures -
  net of tax effect                              -       (68)        -      587
Amortization of registration costs
  incurred in the issuance of
  convertible debentures net of
  tax effect                                     -         4         -       61
                                           -------   -------   -------  -------
ADJUSTED NET INCOME (LOSS) FOR
FULLY  DILUTED EARNINGS PER SHARE         $ 20,749 $(112,230) $ 62,983 $(91,227)
                                           =======   =======   =======  =======

Weighted average shares outstanding         51,082    48,410    50,696   46,063
Incremental shares - reserved
  for acquisitions                               -         -         -      238
Incremental shares - stock options           1,175     2,134     1,580    2,197
                                           -------   -------   -------  -------
PRIMARY SHARES                              52,257    50,544    52,276   48,498

Incremental shares - stock options               -         1        75      151
Assumed conversion of
  convertible debentures                         -       865         -    2,576
                                           -------   -------   -------  -------
FULLY DILUTED SHARES                        52,257    51,140    52,351   51,225
                                           =======   =======   =======  =======

PRIMARY EARNINGS PER SHARE:
  Income (loss) before
    extraordinary charge                    $ 0.40    $(2.32)   $ 1.20   $(1.92)
  Extraordinary charge on debt
  refinancing, net of taxes                      -         -         -    (0.06)
                                           -------   -------   -------  -------
  Net income (loss)                         $ 0.40    $(2.32)   $  .     $(1.98)
                                           =======   =======   =======  =======

FULLY DILUTED EARNINGS PER SHARE:
  Income (loss) before
    extraordinary charge                    $ 0.40    $(2.32)   $ 1.20   $(1.92)
  Extraordinary charge on debt
  refinancing, net of taxes                      -         -         -    (0.06)
                                           -------   -------   -------  -------
  Net income (loss)                         $ 0.40    $(2.32)   $ 1.20   $(1.98)
                                           =======   =======   =======  =======

